C-Chip Begins Trading on the Berlin Stock Exchange

MONTREAL--(BUSINESS WIRE)--November 5, 2003--C-Chip Technologies Corporation (OTCBB:CCHI - News) is pleased to announce that it has met admission requirements and has been accepted for listing onto the Berlin Stock Exchange. Trading in the stock has commenced today under the symbol CCP and the German "WKN" cusip Number 255471.

C-Chip is pleased to make its international debut on the Berlin Stock Exchange, one of Europe's oldest and most prominent stock exchanges. Founded in 1685, the BSE specializes in foreign securities and currently has 7,400 international listings of which 5,200 are U.S.-based companies. In late 2001, the BSE formed a partnership with NASDAQ Europe.

Stephane Solis, C-Chip's President & CEO, said: "We have had a high level of interest expressed from European investors. In fact, one of our new investors in C-Chip's equity offering included one of the largest European banks. We expect this listing to further help with the growth of our European shareholder base. Our European shareholders can now trade in their own time zone as well as help build our visibility, recognition and desirability in global capital markets. Our European listing also reflects the Company's intention to penetrate the European market quickly with some of its products. We have had expression of interest for distribution in some markets and the Company has the intention to act on these opportunities in the Next few months."

About the C-ChipJ Technology
The C-ChipJ is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipJ technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

About C-Chip Technologies Corporation
C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting Machines with IT infrastructures and Mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

Contact:
Stephane Solis, President & CEO
C-Chip Technologies Corporation
877-339-2447
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.